We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the Registration
Statement of our report dated February 8, 2002, relating to the financial statements and selected per share data and ratios of the Viking Mutual Funds. We also consent to the reference to us under the heading Auditor in such Statement of Additional Information and to the reference of us in the financial highlights section and on the inside back cover of the Prospectus.



/s/ Brady, Martz
Brady, Martz & Associates, P.C.

April 26, 2002